Exhibit 99.1

Alpha and Omega Semiconductor Announces Appointment of Chief Operating Officer

SUNNYVALE, Calif.,--(BUSINESS WIRE)--August 13, 2021--Alpha and Omega Semiconductor Limited ("AOS") (Nasdaq: AOSL) today announced that its Board of Directors has appointed and promoted Dr. Wenjun Li, currently Executive Vice President of World-Wide Manufacturing, to be the Chief Operating Officer of AOS, effective August 12, 2021.

Dr. Li has held numerous management positions at AOS during his career, including managing AOS wafer foundries and serving various leadership roles at Jireh Semiconductors, AOS’s manufacturing facility located in Oregon. During the past 12 years, Dr. Li has made substantial contribution to the operational capabilities of AOS and played a critical role in achieving the success AOS enjoys today. Dr. Li has over 25 years of hands-on experience in the semiconductor field. He served in management positions in production and engineering divisions of other semiconductor companies before joining AOS. He holds a Ph.D. in Microelectronics & Solid-state Electronics from Shanghai Jiao Tong University.

“Dr. Li’s many years of leadership and diligent work have enabled AOS to achieve the strong operational and financial strength that are the core elements of our growth strategy,” said Dr. Mike Chang, CEO and Chairman of the Board. “I am confident that with his extensive skills and expertise in semiconductor operations, along with his depth of knowledge of AOS, Dr. Li is well-positioned to help lead the AOS through its next phase of business development and expansion.”

About Alpha and Omega Semiconductor
Alpha and Omega Semiconductor Limited, or AOS, is a designer, developer and global supplier of a broad range of power semiconductors, including a wide portfolio of Power MOSFET, IGBT, IPM, TVS, HVIC, GaN/SiC, Power IC and Digital Power products. AOS has developed extensive intellectual property and technical knowledge that encompasses the latest advancements in the power semiconductor industry, which enables us to introduce innovative products to address the increasingly complex power requirements of advanced electronics. AOS differentiates itself by integrating its Discrete and IC semiconductor process technology, product design, and advanced packaging know-how to develop high performance power management solutions. AOS’ portfolio of products targets high-volume applications, including personal and portable computers, graphic cards, flat panel TVs, home appliances, smart phones, battery packs, quick chargers, home appliances, consumer and industrial motor controls and power supplies for TVs, computers, servers and telecommunications equipment. For more information, please visit www.aosmd.com.

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